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                                                                  Exhibit 99.k.4


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "AMENDMENT"), is made and entered into as of the 8th day of August, by and between GLADSTONE CAPITAL CORPORATION, a Maryland corporation (the "COMPANY"), and DAVID GLADSTONE (the "EXECUTIVE").

                                    RECITALS

     A. The Company and the Executive are parties to an Employment Agreement, dated as of July 23, 2001 (the "EMPLOYMENT AGREEMENT").

     B. The Company and the Executive desire to amend the Employment Agreement as hereinafter set forth.

                                    AGREEMENT

         In consideration of the premises and the terms and conditions set forth in this Amendment, the parties agree as follows:

     1.  AMENDMENT TO EMPLOYMENT AGREEMENT.

         (a) Section 3(d) of the Employment Agreement is amended and restated in its entirety to read as set forth on SCHEDULE A attached hereto.

     2. EFFECTIVENESS. This Amendment shall become effective immediately upon execution by the Company and the Employee. Other than the amendment set forth herein, the Employment Agreement shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



                                      GLADSTONE CAPITAL CORPORATION



                                      By: /s/ TERRY L. BRUBAKER
                                          -----------------------------
                                          Terry L. Brubaker, President


                                      EXECUTIVE



                                          /s/ DAVID GLADSTONE
                                      ---------------------------------
                                      David Gladstone



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                                   SCHEDULE A

                AMENDMENT TO SECTION 3(d) OF EMPLOYMENT AGREEMENT

(D) STOCK OPTIONS. Upon Board approval, the Executive shall receive an option to purchase eight hundred thousand (800,000) shares of the Company's outstanding Common Stock. These options will vest according to the following schedule: four hundred thousand (400,000) shares subject to the option shall vest on the date of the grant; and the remaining four hundred thousand (400,000) shall vest on the first anniversary of the date of the grant. The purchase price for the shares subject to the option shall be the fair market value of the shares on the date of the grant. The option shall be an incentive stock option to the extent permitted by law. Such options shall be subject to the Company's Amended and Restated 2001 Equity Incentive Plan, as amended. The Executive may be required to sign additional stock agreements as a condition for receiving the option, and the option shall be subject to such agreements.

         The Executive is permitted to exercise his option before it is fully vested. In the event the Executive elects to exercise his option early, the stock he receives upon such exercise will be subject to the same vesting schedule that was applicable to the option shares. The specific terms and conditions of the transfer of such stock to the Executive shall be governed by an "Early Exercise Stock Purchase Agreement" in a form approved by the Company. Generally, until the Executive satisfies the vesting requirements, he may not sell, assign or convey the shares of early exercised stock. The Company will have the right to repurchase those early exercised shares at the original price paid by the Executive for the shares, in the event the Executive's employment terminates for any reason before such shares are vested.